Exhibit 99.3
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Timothy R. Wallace
Chairman, Chief Executive Officer, and President
October 29, 2014

Thank you, Gail and good morning everyone.

I’ll begin this morning by providing some brief comments pertaining to our highway products litigation and then I’ll move to some comments about our strong 3rd quarter financial results.

Before I provide remarks pertaining to the litigation, I want everyone to know that it is extremely important to us that our nation’s roads are safe for drivers across the country.

Last week, Trinity and Trinity Highway Products, LLC received an adverse jury verdict on its previously disclosed False Claims litigation. The Company maintains that the allegations are without merit and the damages awarded were based on insufficient evidence. The court has not yet entered a final judgment in this case. We intend to vigorously defend our position in post-trial motions and on appeal to the U.S. Court of Appeals for the 5th Circuit.

As background information, engineers at Texas A&M, developed and designed the ET-Plus which is the product involved in the litigation. The Texas A&M System established the Texas A&M Transportation Institute in 1950 and is recognized as the largest transportation research agency in the United States. The Texas A&M University System is the owner of the ET-Plus patent. We have placed a high degree of confidence in the Texas A&M System as well as the Texas A&M Transportation Institute and we rely on their engineering expertise pertaining to the ET-Plus. In order to keep things simple I am going to refer to both entities as Texas A&M.

Trinity Highway Products manufactures and markets the ET-Plus according to an exclusive license agreement granted by Texas A&M. According to our license agreement, Texas A&M is responsible for the research, design and development of the ET-Plus. Texas A&M conducted crash testing of the ET-Plus to demonstrate compliance with the required federal highway standards. In addition, Texas A&M prepared the ET-Plus test reports reviewed by the Federal Highway Administration in their consideration of product acceptance. It is our belief that since its introduction in 2000, including all additional improvements to the product, the ET-Plus system has been in compliance with the governing standards.

On October 21st after the adverse trial verdict, the Federal Highway Administration requested that Trinity Highway Products perform a series of additional tests to support their ongoing evaluation of the ET-Plus. On October 24th, Trinity Highway Products issued a press release stating it will stop shipment of the ET-Plus until the additional testing has been completed. Texas A&M’s technical and engineering experts are confident the additional tests of the ET-Plus will be successful.

Until we know the outcome of the additional tests, we will not speculate on hypothetical scenarios. During today’s call our responses to specific questions regarding litigation will be limited. Our 3rd quarter 10Q will provide detailed disclosures related to this matter. From a capital planning point of view, we will maintain a conservative approach until we develop a better sense of clarity pertaining to the litigation and related matters.

Now I will provide some comments about our 3rd quarter financial results.

I am pleased with our financial results for the third quarter. I continue to be impressed with how our people are driving operating leverage and efficiencies to the bottom line. We also made great progress in the business development area during the 3rd quarter. In August, we closed on the purchase of the assets of Meyer Steel Structures. This transaction established our market leadership position in the electric transmission towers industry.

During the third quarter, our Rail and Leasing businesses continued to achieve high levels of profitability. We are making significant investments in our rail platform to organically grow our operations in response to strong demand.

I am pleased with the performance of our Energy Equipment, Construction Products, and Inland Barge groups. These businesses grew year-over-year revenue and profits by 34% and 44% respectively, in the third quarter. The growth is a result of the great strides our businesses made in flexing their operations to respond to changes in market demand as well as the acquisitions we made during the last year.

Trinity’s financial accomplishments during the past year have established a higher earnings platform. Our current 2014 earnings guidance range indicates a new record level for Trinity, surpassing prior record years by a wide margin. I am very pleased with the company’s financial performance. A portion of our earnings increase is due to the level of railcar sales generated by our leasing business. Transactional activities are becoming a fundamental part of our leasing business model. We expect to continue conducting railcar leasing and other transactions that provide earnings and generate cash.

As we plan and look towards 2015 we have set a key goal of generating a higher level of earnings than we have achieved this year. We have a large amount of positive momentum occurring at the operating level of our businesess and we are working diligently to build upon the strong earnings platform we have established. Trinity remains uniquely positioned to provide a variety of transportation and storage products to the oil, gas, and chemicals industries. To be a premier diversified industrial company, we recognize the importance of sustainable earnings growth, and the Company’s business model is aligned with that goal in mind.

I’ll now turn it over to Bill for his comments.